10f-3 Report

SMITH BARNEY INVESTMENT SERIES FUNDS

PREMIERE SELECTIONS ALL CAP GROWTH PORTFOLIO

November 1, 2004 through March 30, 2005



Issuer

MEMC Electronic


Trade Date

2/16/2005

Selling Dealer

Lehman Brothers

Price

$11.500

Trade Amount

$20,000

% Received by Fund

0.035%

% of Issue(1)

0.307%(A)



(1) Represents purchases by all
    affiliated funds and discretionary accounts;
    may not exceed 25% of the principal amount of the offering.

A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $155,000.